SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Emerging
Markets Debt Inc. was held on April 29, 2016, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:



					% of Shares
		No. of Shares
					Present
Nominees
Leslie H. Gelb
Affirmative	23,480,547.292		91.835%
Withhold	2,087,522.400		8.165%




William  R.
Hutchinson
Affirmative	23,531, 184.692		92.033%
Withhold	2,036,885.100		7.967%

Jane E. Trust
Affirmative	23,592,673.092		92.274%
Withhold	1,975,396.700		7.726%